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                                                                    Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-97953 of AT&T Corp. on Form S-4 of our reports dated February 5, 2002 (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1,
2001), appearing in the Annual Report on Form 10-K of Comcast Cable Communications, Inc. (a wholly owned subsidiary of Comcast Corporation) for the year ended December 31, 2001 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



                                             DELOITTE & TOUCHE LLP



Philadelphia, Pennsylvania
September 24, 2002